UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FOR IMMEDIATE RELEASE

Norfolk Southern corrects false and misleading claims

Company remains committed to enhancing safety and aligning management with shareholders’ interests

ATLANTA, March 4, 2024 – Norfolk Southern Corporation (NYSE: NSC) is focused on executing its strategy, competing on operational excellence by balancing safe, reliable, resilient service with continuous productivity improvement and smart, sustainable growth. With recent mischaracterizations of the facts, it is necessary for Norfolk Southern to correct the record. The company issued the following statement Monday, highlighting its safety achievements and the board’s efforts to align management with shareholders’ interests:

Misrepresenting our safety record

It is unfortunate that a serious situation is being used to mislead stakeholders and to advance a proxy fight narrative. On March 2, Norfolk Southern quickly responded to a derailment in Lower Saucon Township, PA. The derailment resulted in no harm to the community and no hazardous material concerns from the railcars. We take this incident seriously and work hard to avoid all accidents. The National Transportation Safety Board is investigating this incident, and we will work closely with them to understand how it happened and prevent others like it.

Norfolk Southern is leading the industry when it comes to safety. As a result of our robust safety initiatives, Norfolk Southern achieved a 42% reduction in our mainline accident rate year-over-year in 2023. Today, the company’s mainline accident rate is the lowest it has been in years and is among the best of the North American Class I rails. We are actively building on these achievements and helping the industry become even safer.

We are committed to building on our safety track record and setting the gold standard for rail safety. We know there is no single solution when it comes to safety. Last year, we initiated a six-point safety plan and made necessary investments to accelerate enhancements to our safety culture and operational transformation. This included installing cutting-edge digital train inspection portals, implementing enhanced employee training, and being the first Class I railroad to join the Federal Railroad Administration’s Confidential Close Call reporting system. We are incorporating feedback from our labor leaders and partnering on new safety initiatives. We also hired Atkins Nuclear Secured as an independent safety consultant. With significant project management and Nuclear Navy experience, they have conducted a comprehensive safety assessment, and we are implementing changes based on their recommendations.

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Distorting the facts on management compensation

Similarly, the facts about the compensation of Norfolk Southern’s management team have been distorted. The Norfolk Southern Board took clear and decisive action in its 2023 compensation decisions, including exercising discretion to eliminate annual performance-based incentive payouts for 2023. The board is committed to best-in-class corporate governance practices. Contrary to Ancora’s claims, the board did not “raise CEO pay 37%”. The board’s purposeful efforts to maintain alignment between management and shareholders’ interests though our compensation program are clear:

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Compared to his target compensation, in 2023 CEO Alan Shaw saw a 33% reduction in his realizable compensation at year end. The difference in his compensation for 2023 compared to 2022 reflects the fact that 2023 was his first full year as CEO.

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The board used its discretionary authority to eliminate the 2023 annual incentive awards for the CEO and all the company’s executive vice presidents. This decisive action reflects the board’s focus on ensuring alignment between executive pay outcomes and the outcomes experienced by our shareholders and other stakeholders during 2023.

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92% of Shaw’s target compensation was provided in the form of at-risk or performance-based incentives with value tied to the achievement of preset, rigorous performance goals or our stock price performance.

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Specifically, 60% of Shaw’s equity awards issued in 2023 are performance-based and will only be earned if certain metrics and targets are met in the future, at the end of the three-year performance period. The remaining 40% is delivered in a mix of restricted stock units and stock options that vest over four years with value directly tied to our stock price performance.

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Adjustments related to East Palestine were implemented to establish a precedent that would ensure that sizable future recoveries from insurance and third parties would not create a windfall in future years.

Norfolk Southern’s engagement with Ancora

We have engaged constructively, and in good faith, with Ancora in an effort to understand their views and avoid a proxy contest. The Norfolk Southern Board remains open to any opportunity to find a reasonable resolution, as outlined in our preliminary proxy materials. However, it was after thoughtful consideration that we determined Ancora’s proposed changes to the Norfolk Southern Board, management team, and strategy would undermine the important progress we have made to protect and enhance our business and franchise, and would lead to the deterioration of shareholder value.

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Norfolk Southern’s definitive proxy materials will soon be mailed out to all shareholders and include a WHITE card with voting instructions. Shareholders’ votes FOR only the 13 Norfolk Southern director nominees on the WHITE card will be critical.

In the interim, Norfolk Southern strongly urges shareholders to simply discard and NOT vote using any blue proxy card sent by Ancora.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Important Additional Information and Where to Find It

The Company has filed a preliminary proxy statement on Schedule 14A containing a form of WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). The proxy statement is in preliminary form and Norfolk Southern intends to file and mail a definitive proxy statement (the “2024 Proxy Statement”) to shareholders of Norfolk Southern. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the preliminary proxy statement, 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

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Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in the Company’s preliminary proxy statement for the 2024 Annual Meeting, filed with the SEC on February 26, 2024, and will be included in Norfolk Southern’s 2024 Proxy Statement, once available. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the preliminary proxy statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan and our 2024 Annual Meeting and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “consider,” “predict,” “potential,” “feel,” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward- looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Inquiries:

Media Relations

Investor Inquiries:

Luke Nichols, 470-867-4807

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